        Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE

Edgewell Personal Care Appoints LaTanya Langley as Chief Legal Officer

Shelton, Conn – February 2, 2022 - Edgewell Personal Care Company (NYSE: EPC) today announced the appointment of LaTanya Langley as Chief Legal Officer (CLO), effective February 28, 2022. Ms. Langley will be based in the Company's Shelton, Connecticut office. She will report to President and CEO Rod Little and serve as an integral part of Edgewell’s Global Leadership Team.

“I am very excited to have LaTanya join our global leadership team,” said Rod Little, President and Chief Executive Officer of Edgewell. “She brings a proven track record and highly relevant experience to the role, which will allow her to have an immediate, positive impact. Additionally, LaTanya is an experienced team builder, a strong leader and her personal values and beliefs are closely aligned with what we are building here at Edgewell. I’m confident that she will not only enhance our culture, but also quickly establish herself as an invaluable partner to our business leaders around the world.”

“I am honored to join the Edgewell team. I was drawn to the Company’s impressive portfolio of brands, its people-first culture and deep sense of purpose,” said Langley. “I look forward to leveraging my extensive experience leading global, high-performing teams, to help continue Edgewell’s path of transformation and growth. I look forward to all that we will accomplish together.”.

Langley joins Edgewell from BIC® Corp. where she served as Vice President, General Counsel and Corporate Secretary. In that role, she led a team with global responsibility for legal strategy and execution, in addition to global transactions including complex litigation management, human resources/employee relations, crisis management, commercial transactions, compliance and corporate governance. Prior to that, she previously held positions of increasing responsibility within the legal function at BIC®, both in the United States and internationally. Prior to joining BIC®, Langley held several legal positions at Diageo PLC, a global leader in beverage alcohol. She began her legal career in private practice as an associate at Paul Hastings LLP, Weil, Gotshal & Manges LLP and Shipman & Goodwin LLP, specializing in corporate law and business finance and restructuring.

Langley earned her Bachelor of Arts in political science and Doctor of Laws, honoris causa from Trinity College, where she serves on the Board of Trustees. She earned her Juris Doctor from the University of Connecticut School of Law, where she serves as an adjunct professor.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's shaving products; Schick® and Billie® women's shaving products; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black® and Cremo® sun and skin care products; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 6,500 employees worldwide.

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Investor Contact
Chris Gough
Vice President, Investor Relations
203-944-5706
Chris.Gough@Edgewell.com

Media Contact
Lauren Medina
Director, Communications
203-944-5545
Lauren.Medina@Edgewell.com